Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

BORGWARNER INC.

and

PHINIA INC.

Dated as of July 2, 2023

TABLE OF CONTENTS

Page

Article I – DEFINITIONS		1
1.1	General	1

Article II – PAYMENTS AND TAX REFUNDS		10
2.1	Responsibility for SpinCo Group Taxes and Certain Parent Group Taxes	10
2.2	Transaction Taxes	11
2.3	Allocation of Taxes	11
2.4	Allocation of Employment Taxes	12
2.5	Tax Benefits	12
2.6	The Determination of Taxes and Tax Benefits	13
2.7	Prior Agreements	13

Article III – PREPARATION AND FILING OF TAX RETURNS		13
3.1	Joint Returns	13
3.2	SpinCo Separate Returns	13
3.3	Right to Review Tax Returns	13
3.4	Special Rules Relating to the Preparation of Tax Returns	14
3.5	Reporting of Separation	14
3.6	Transfer Pricing and Similar Reports	14
3.7	Payment of Taxes	15
3.8	Amended Returns and Carrybacks	16
3.9	Apportionment of Earnings & Profits and Tax Attributes	16
3.10	Deductions and Reporting for Certain Awards	16

Article IV – INTENDED TAX TREATMENT OF THE DISTRIBUTION		17
4.1	Representations and Warranties	17
4.2	Restrictions Relating to the Distribution	17
4.3	Additional Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions	19

Article V – INDEMNITY OBLIGATIONS		21
5.1	Indemnity Obligations	21
5.2	Indemnification Payments	21
5.3	Payment Mechanics	22
5.4	Treatment of Payments	22

Article VI – TAX CONTESTS		23
6.1	Notice	23
6.2	Separate Returns	23
6.3	Joint Return	23
6.4	Transaction Related Tax Contests	24
6.5	Tax Contest Rights	24
6.6	Costs and Expenses	25

i

Article VII – COOPERATION		25
7.1	General	25
7.2	Return Information	26

Article VIII – RETENTION OF RECORDS; ACCESS		26
8.1	Retention of Records	26
8.2	Access to Tax Records	26

Article IX – DISPUTE RESOLUTION		26
9.1	Tax Disputes	26
9.2	Legal Disputes	27
9.3	Injunctive Relief	27
9.4	Specific Performance	28
9.5	Venue for Injunctive Relief and Specific Performance Claims by Parent	28

Article X – MISCELLANEOUS PROVISIONS		28
10.1	Conflicting Agreements	28
10.2	Specified Matters	28
10.3	Interest on Late Payments	28
10.4	Counterparts	29
10.5	Successors	29
10.6	Third Party Beneficiaries	29
10.7	Governing Law	29
10.8	Assignability	29
10.9	Further Assurances	30
10.10	Survival	30
10.11	Severability	30
10.12	Amendments	30
10.13	Headings	30
10.14	Waivers of Default	30
10.15	Continuity of Service and Performance	30
10.16	Notices	31
10.17	Interpretation	32
10.18	Effectiveness	32

ii

Schedules

Schedule A -      Specified Matters

Schedule B -      Intended Tax Treatment

Schedule C -      Identified Transactions

Schedule D -      Gain Recognition Agreements

Schedule E -      Active Business

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (including the schedules hereto, this “Agreement”), is entered into as of July 2, 2023 between BorgWarner Inc., a Delaware corporation (“Parent”), and PHINIA Inc., a Delaware corporation (“SpinCo” and, together with Parent, the “Parties”).

RECITALS

WHEREAS, the board of directors of Parent has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate the Parent Business from the SpinCo Business in the manner described in the Separation and Distribution Agreement, dated as of July 2, 2023, between the Parties (such agreement, the “Separation Agreement” and such separation the “Separation”) and, following the Separation, to undertake the Distribution;

WHEREAS, SpinCo has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;

WHEREAS, Parent has effected or will effect certain restructuring transactions for purposes of aggregating the SpinCo Business in the Parent Group prior to the Distribution (collectively, the “Restructuring”);

WHEREAS, Parent will contribute SpinCo Assets to SpinCo in exchange for SpinCo Common Stock and the assumption of SpinCo Liabilities (the “External Contribution”);

WHEREAS, Parent intends to effect the Spin-Off Transaction in a transaction that qualifies as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355 and 361 of the Code;

WHEREAS, certain members of the Parent Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and Non-U.S. Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

Article I – DEFINITIONS

1.1           General. For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Active Business” shall mean, as shown on Schedule E, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by SpinCo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) and any SpinCo Group member that is a party to a transaction intended to qualify under Section 355 of the Code and such Affiliate’s “separate affiliated group” of the SpinCo Business, in each case, as conducted immediately prior to the Distribution or any other relevant distribution.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer.

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Capital Stock” shall mean classes or series of capital stock of a Person, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such Person for U.S. federal income tax purposes.

“Chosen Court Claim” shall have the meaning set forth in Section 9.5.

“Chosen Courts” shall have the meaning set forth in Section 9.5.

“Code” shall mean the U.S. Internal Revenue Code of 1986 (as amended).

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4.

“Delayed Asset” shall have the meaning set forth in the Separation Agreement.

“Dispute” shall have the meaning set forth in Section 9.2.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” shall mean any Taxes incurred solely as a result of the failure of any of the Transactions to qualify for the Intended Tax Treatment of such Transaction.

“Due Date” shall mean (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Tax Law or, in the case of a Joint Return for a U.S. jurisdiction filed by Parent pursuant to Section 2.1(a), such earlier date on which such Tax Return is filed as determined by Parent and (b) with respect to a payment of Taxes, the date on which such payment is required to be made, which shall in any case be no later than the payment date required to avoid the incurrence of interest, penalties and additions to Tax.

“EMA” shall have the meaning set forth in the Separation Agreement.

“External Contribution” shall have the meaning set forth in the recitals hereto

“Final Determination” shall mean the final resolution of any Tax Liability, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or a comparable agreement under the Laws of a state, local or non-U.S. taxing jurisdiction; (d) by any allowance of a Refund, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a competent authority proceeding or determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Gain Recognition Agreement” shall mean any agreement to recognize gain that is described in Treasury Regulations Section 1.367(a)-8(i) which is entered into in connection with the Transactions and (ii) to which any member of the Parent Group or the SpinCo Group is a party.

“Group” shall mean either the Parent Group or the SpinCo Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Informational Tax Returns” shall have the meaning set forth in Section 3.6.

“Intended Tax Treatment” shall mean (x) the qualification of (i) the External Contribution (and Parent’s receipt or deemed receipt of the SpinCo Common Stock in connection therewith) and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, with each of Parent and SpinCo being a party to the reorganization, in which no income or gain is recognized by Parent, SpinCo, the Parent Group, the SpinCo Group or the holders of Parent Common Stock pursuant to Sections 355, 357, 361 and 1032 of the Code, other than in respect of intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and (ii) the Distribution as a transaction in which the stock distributed thereby is “qualified property” for purposes of Section 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such stock to be treated as other than “qualified property” for such purposes), and (y) the qualification of each of the transactions undertaken pursuant to the Restructuring identified on Schedule B for the tax treatment specified for such transaction therein under applicable Tax Law. The term “Intended Tax Treatment” will, as applicable, also include the qualification of each transaction described in clauses (x) and (y) under comparable provisions of state or local Tax Law, or, in the case of clause (y), Non-U.S. Tax Law.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or members of the SpinCo Group (including, for the avoidance of doubt, the following Tax Returns (and any related claims or elections) for UK Tax purposes: a joint amended return pursuant to the Corporation Tax (Simplified Arrangements for Group Relief) Regulations 1999, an interest restriction return for the purposes of the corporate interest restriction in Part 10 and Schedule 7A to the Taxation (International and Other Provisions) Act 2010, and a group allowance allocation statement for the purposes of the loss restriction in Part 7ZA of the Corporation Tax Act 2010, in each case to the extent that the return or statement covers one or more members of the Parent Group together with one or members of the SpinCo Group).

“Law” shall have the meaning set forth in the Separation Agreement.

“Negotiation Period” shall have the meaning set forth in Section 9.1.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to (or elects not to) control such Tax Contest pursuant to Section 6.2, Section 6.3 or Section 6.4.

“Non-U.S. Tax” shall mean any Tax imposed by any non-U.S. country or any possession of the United States, or by any political subdivision of any non-U.S. country or possession of the United States.

“Notified Action” shall have the meaning set forth in Section 4.3(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Business” shall have the meaning set forth in the Separation Agreement.

“Parent Common Stock” shall have the meaning set forth in the Separation Agreement.

“Parent Group” shall have the meaning set forth in the Separation Agreement.

“Parent Separate Return” shall mean any Tax Return of or including any member of the Parent Group (including any consolidated, combined, or unitary return) that does not include any member of the SpinCo Group.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.4.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date beginning after the Distribution Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 4.2(c).

“Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including, for the avoidance of doubt, the portion of any Straddle Period with respect to the Distribution Date ending at the end of the day on the Distribution Date.

“Preparing Party” shall have the meaning set forth in Section 3.3.

“Privilege” shall mean any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Prohibited Acts” shall mean any act or failure to act by SpinCo described in Section 4.2(a) or Section 4.2(b) (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or stockholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Capital Stock, respectively, any amount of stock of SpinCo, that would, when combined with any other direct or indirect changes in ownership of the stock of SpinCo pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise 40% or more of (i) the value of all outstanding shares of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a customary stockholder rights plan or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging stockholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted and applied accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” shall mean any refund, reimbursement, offset, credit or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any costs and expenses (including Taxes imposed by any Taxing Authority) related to, or attributable to, the receipt of or accrual of such refund (including any Taxes imposed by way of withholding or offset).

“Relevant Items” shall have the meaning set forth in Section 2.6.

“Representation Letters” shall mean the representation letters of officers of Parent and/or SpinCo provided to Ernst & Young LLP in connection with any Tax Opinion issued in connection with the Transactions.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period beginning on the Distribution Date and ending on the two (2)-year anniversary of the day after the Distribution Date.

“Restructuring” shall have the meaning set forth in the recitals hereto.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Section 4.2(b)(v) Acquisition Transaction” shall have the meaning set forth in Section 4.2(b)(v).

“Separate Return” shall mean a Parent Separate Return or a SpinCo Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals hereto.

“Separation Agreement” shall have the meaning set forth in the recitals hereto.

“Spin-Off Transaction” shall mean the External Contribution and the Distribution, , taken together.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Assets” shall have the meaning set forth in the Separation Agreement.

“SpinCo Business” shall have the meaning set forth in the Separation Agreement.

“SpinCo Capital Stock” means the Capital Stock of SpinCo, including the SpinCo Common Stock.

“SpinCo Common Stock” shall have the meaning set forth in the Separation Agreement.

“SpinCo Disqualifying Action” shall mean (a) any action (or the failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the SpinCo Capital Stock or any stock or assets of any member of the SpinCo Group or (c) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect, jeopardize or prevent the Intended Tax Treatment; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action required by the Separation Agreement or any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.

“SpinCo Group” shall have the meaning set forth in the Separation Agreement.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary return) that does not include any member of the Parent Group.

“State Tax” shall mean any Tax imposed by any State of the United States or by any political subdivision of any such State.

“Straddle Period” shall mean any Tax Period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or charges of any kind imposed by any Taxing Authority, including income, gross income, gross receipts, profits, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, lease, capital stock, transfer, import, export, franchise, registration, payroll, withholding, social security, workers’ compensation, unemployment, disability, ad valorem, service, value-added, alternative or add-on minimum, estimated, unclaimed property or escheat, or other taxes, whether disputed or not, and including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax, and including any interest, penalties, charges or additions to tax or additional amounts in respect of the foregoing, (ii) liability for the payment of any amount of the type described in clause (i) arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto and (iii) liability for the payment of any amount of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” shall mean a U.S. Tax counsel or other Tax advisor of recognized national standing acceptable to Parent, in its sole and absolute discretion.

“Tax Advisor Dispute” shall have the meaning set forth in Section 9.1.

“Tax Advisor Dispute Notice” shall have the meaning set forth in Section 9.1.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax Liability for a past, current or future Tax Period, other than the basis or adjusted basis of any property or any depreciation, amortization or other deductions or offsets attributable thereto.

“Tax Benefit” shall mean any reduction in Taxes paid or payable actually realized by a Person as a result of any loss, deduction, Refund, credit, offset or other Tax Item.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Liability” shall mean any liability or obligation for Taxes.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matter” shall have the meaning set forth in Section 7.1(a).

“Tax Opinion” shall mean any written opinion or memorandum of any law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Transactions.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported or required to be reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax Related Costs and Expenses” shall mean, with respect to Taxes, all out-of-pocket accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes.

“Tax Related Losses” shall mean (i) Tax Related Costs and Expenses and (ii) with respect to Taxes, all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment or the defense against any challenge by the IRS or any other Taxing Authority to the Intended Tax Treatment of any Transaction, even if such Transaction ultimately is determined to so qualify.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or other adjustment or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Related Tax Contest” shall mean any Tax Contest in which the IRS, another Taxing Authority or any other party asserts a position that could reasonably be expected to (a) adversely affect, jeopardize or prevent (i) the Intended Tax Treatment of the Spin-Off Transaction or (ii) the Intended Tax Treatment of any other Transaction as set forth in a Tax Opinion (or, if not set forth in a Tax Opinion, as set forth in Schedule B) or (b) otherwise affect the amount of Taxes imposed with respect to any of the Transactions, as determined in each case by Parent.

“Transaction Taxes” shall mean all Taxes (including Taxes imposed on any member of the Parent Group under Sections 951 or 951A of the Code) imposed on or with respect to the Transactions other than any Taxes resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment, as determined by Parent.

“Transactions” shall mean the Separation (including the Restructuring and the External Contribution), the Distribution and any related transactions.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, and on which Parent may rely, to the effect that a transaction will not affect the Intended Tax Treatment or otherwise cause any Transaction to fail to qualify for the Intended Tax Treatment; provided that any tax opinion obtained in connection with a proposed acquisition of SpinCo Capital Stock entered into during the Restricted Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution; provided, further, that any such opinion must assume that the External Contribution and the Distribution, taken together, would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

Article II – PAYMENTS AND TAX REFUNDS

2.1           Responsibility for SpinCo Group Taxes and Certain Parent Group Taxes. Except as otherwise expressly provided in this Agreement (including Schedule A):

(a)           Parent shall be responsible for all Taxes reported, or required to be reported, on any Joint Return; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the SpinCo Group or the SpinCo Business in respect of any Post-Distribution Period, SpinCo Group shall be allocated all Taxes attributable to such Tax Items in accordance with Section 2.3.

(b)           Responsibility for Taxes related to Separate Returns.

(i)           Parent shall be responsible for all Taxes reported, or required to be reported, on (x) a Parent Separate Return and (y) a SpinCo Separate Return with respect to a Pre-Distribution Period.

(ii)          SpinCo shall be responsible for all Taxes reported, or required to be reported, on a SpinCo Separate Return with respect to a Post-Distribution Period.

(iii)         Where a SpinCo Separate Return relates to a Straddle Period, the responsibility for Taxes between Parent and SpinCo will be determined in accordance with Section 2.3.

(c)           Taxes Not Reported on Tax Returns.

(i)           Parent shall be responsible for any Tax attributable to any member of the Parent Group that is not required to be reported on a Tax Return, as determined by Parent in its sole and absolute discretion.

(ii)          Any Tax attributable to any member of the SpinCo Group that is not required to be reported on a Tax Return shall be, as determined by Parent in its sole and absolute discretion in accordance with Section 2.3, the responsibility of, (x) if with respect to a Pre-Distribution Period, Parent and, (y) if with respect to a Post-Distribution Period, SpinCo.

(d)           Parent shall be responsible for all Taxes (i) imposed under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or non-U.S. Law on any member of the SpinCo Group solely as a result of such company being a member of a consolidated, combined, affiliated or unitary group with, or as a successor to, any member of the Parent Group during any Tax Period; and (ii) imposed on any member of the SpinCo Group for any Pre-Distribution Period as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, except to the extent such Taxes are otherwise not the responsibility of Parent pursuant to clauses (a) through (c) of this Section 2.1, as determined by Parent in its sole and absolute discretion.

2.2           Transaction Taxes and Distribution Taxes. Notwithstanding anything to the contrary in Section 2.1, and except as otherwise provided herein (including Schedule A):

(a)           Parent shall be responsible for any Transaction Taxes; and

(b)           SpinCo shall be responsible for any Distribution Taxes and Tax Related Losses for which SpinCo has an indemnification obligation pursuant to Section 5.1(b)(v).

2.3           Allocation of Taxes.

(a)           If any member of the SpinCo Group is permitted but not required under applicable U.S. federal, state, local or Non-U.S. Tax Law to treat the Distribution Date as the last day of a Tax Period with respect to any member of the SpinCo Group, then the Parties and their Affiliates shall treat such day as the last day of the applicable Tax Period under such applicable Law, and shall file any elections necessary or appropriate for such treatment; provided that, for the avoidance of doubt, this Section 2.3 shall not be construed to require Parent to change its taxable year or treat the Distribution Date as the last day of a Tax Period of any member of the Parent Group.

(b)           Any Tax Item arising from transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, any member of the SpinCo Group shall be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) and under any comparable or similar provision under state, local or non-U.S. Laws or regulations; provided that, if there is no comparable or similar provision under state, local or non-U.S. Laws or regulations or such treatment is not permitted by any comparable or similar provision under state, local or non-U.S. Laws or regulations, then the transaction or action will be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) for the purposes of this Agreement and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties and their Affiliates) as occurring in a Post-Distribution Period of the SpinCo Group and the responsibility of SpinCo (or a member of the SpinCo Group), as appropriate.

(c)           Any Taxes for a Straddle Period with respect to the SpinCo Group (or entities in which any member of the SpinCo Group has an ownership interest) shall, for purposes of this Agreement, be allocated between the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date by means of a closing of the books and records of the SpinCo Group as of the close of business on the Distribution Date; provided that (i) Parent may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if Parent so elects, SpinCo shall so elect) as described in Treasury Regulations Section 1.1502-76(b)(2)(iii) and corresponding provisions of state, local, and non-U.S. Law; (ii) whenever it is necessary to determine the liability for Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Sections 951 or 951A of the Code for the taxable year or period of such controlled foreign corporation that begins on or before and ends after the Distribution Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two (2) taxable years or periods, one which ended at the close of the Distribution Date and the other of which began at the beginning of the day following the Distribution Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two (2) taxable years or periods on a closing of the books basis by assuming that the books of the controlled foreign corporation were closed at the close of the Distribution Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code; and (iii) subject to clauses (i) and (ii), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method (including depreciation and amortization deductions) and, at Parent’s election, Taxes that are imposed on a periodic basis or otherwise measured by the level of any item, shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand. The foregoing provisions in this Section 2.3(c) shall be applied as determined by Parent.

2.4           Allocation of Employment Taxes. Liability for Taxes and any related Tax Benefits related to any equity compensation awards shall be determined pursuant to the EMA.

2.5           Tax Benefits.

(a)           Parent shall be entitled to all Tax Benefits (including, in the case of any refund received, any interest thereon actually received) attributable to Taxes the liability for which is allocated to Parent pursuant to this Agreement. SpinCo shall be entitled to all Tax Benefits (including, in the case of any refund received, any interest thereon actually received) attributable to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement. For purposes of the foregoing, a Tax Benefit relating to a correlative adjustment as a result of a competent authority proceeding shall be deemed to be attributable to the liability for Taxes that gave rise to the correlative adjustment.

(b)           A Party receiving (or realizing) a Tax Benefit to which another Party is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs associated therewith) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Party, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed. Notwithstanding anything in Section 2.5(b) to the contrary, any Tax Benefit of less than $100,000 treated as received pursuant to this Section 2.5(b) by any member of the Parent Group, on the one hand, or SpinCo or any member of the SpinCo Group, on the other hand, and that is allocable to the other Party pursuant to this Section 2.5, may be aggregated with other Tax Benefit received in the same calendar quarter and paid over to the other Party within 30 days after the end of such calendar quarter.

2.6           The Determination of Taxes and Tax Benefits. The amount of any Taxes and any Tax Benefits (including any Refunds attributable to Taxes) for which Parent or SpinCo, respectively, is responsible pursuant to this Agreement, or the amount of any Tax Benefit, in each case, attributable to one or more items of income, gain, loss, deduction or credit (or equivalent items in the case of non-income Taxes) (the “Relevant Items”) shall be based on the increase or decrease in the amount of cash Taxes for which such Party is liable when measured by including such Relevant Items in a computation of Tax compared to excluding such Relevant Items from the computation of Tax, in each case as determined by Parent, which may include making simplifying assumptions concerning the computation of Tax, including that the relevant Party be deemed to recognize all other items of income, gain, loss, deduction or credit (or equivalent items) before recognizing such Relevant Items; provided that, if there is no increase or decrease in the amount of cash Taxes for which a Party is liable in the taxable period when first measured, the Parties shall thereafter remeasure the amount of payment obligations to one another at the end of each subsequent taxable period to reflect any increase or decrease in the amount of cash Taxes recognized in such subsequent taxable period; provided, further, that notwithstanding anything in this Section 2.6 to the contrary, Parent shall not be responsible for any non-U.S. Taxes of the SpinCo Group to the extent SpinCo has Tax Attributes attributable to the Parent Business that are available to offset such Tax, as determined by Parent.

2.7           Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Parent Group and any member of the SpinCo Group shall be terminated with respect to the SpinCo Group and the Parent Group as of the Distribution Date and no member of either the SpinCo Group or the Parent Group shall have any continuing rights or obligations under any such agreement. This Agreement shall be the sole Tax sharing agreement between the members of the SpinCo Group on the one hand, and the members of the Parent Group, on the other hand

Article III – PREPARATION AND FILING OF TAX RETURNS

3.1           Joint Returns. Parent shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all such Joint Returns, including any amendments to such Joint Returns.

3.2           SpinCo Separate Returns. SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all SpinCo Separate Returns, including any amendments to such SpinCo Separate Returns.

3.3           Right to Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2 (the “Reviewing Party”), or, in the case of Tax Returns related to Pre-Distribution Periods required to be prepared and filed by SpinCo, the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Parent Business or the SpinCo Business, as the case may be) and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least 30 days prior to the Due Date for such Tax Return (taking into account any applicable extensions). The Preparing Party shall consider in good faith any comments received at least 14 days prior to the Due Date for such Tax Return (taking into account any applicable extensions) to the extent that the relate to items that would reasonably be expected to materially adversely affect the Tax position of the Reviewing Party, as determined by Parent.

3.4           Special Rules Relating to the Preparation of Tax Returns.

(a)           General Rule. SpinCo shall prepare, or cause to be prepared, any Tax Return for which it is responsible under this Section 3 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Parent Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, as directed by Parent.

(b)           SpinCo Separate Returns. With respect to any SpinCo Separate Return for which SpinCo is responsible pursuant to this Agreement, SpinCo and the other members of the SpinCo Group shall include such Tax Items in such SpinCo Separate Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Parent is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(c)           Election to File Combined Tax Returns. Parent shall have the sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law.

(d)           Preparation of Transfer Tax Returns. The company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, Parent and SpinCo shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

3.5           Reporting of Separation.

(a)           The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return consistently with the Intended Tax Treatment, taking into account the jurisdiction in which such Tax Returns are filed.

(b)           If Parent determines that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, then SpinCo shall take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Parent. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by Parent to compensate Parent for any Tax Benefits realized by SpinCo as a result of such election.

3.6           Transfer Pricing and Similar Reports. SpinCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all country-by-country notifications and reports and all transfer pricing documentation (including master file and local files) and other similar Tax documentation required to be filed (“Informational Tax Returns”) with respect to the SpinCo Group following the Distribution Date. SpinCo shall prepare, or cause to be prepared, any Informational Tax Return for which it is responsible under this Section 3.6 in accordance with Past Practices used by the members of the Parent Group prior to the Distribution Date with respect to such Informational Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, as directed by Parent.

3.7           Payment of Taxes.

(a)           With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b)           In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of 30 business days prior to the Due Date for such payment and 30 business days after the receipt of such notice; provided that, if any amount due to the Responsible Party cannot be calculated with accuracy prior to the applicable Due Date, the Responsible Party’s notice shall set forth, and the Party that is not the Responsible Party shall pay, a reasonable estimate of such amount to the Responsible Party at such time. If the amount determined to be the amount due exceeds the estimated amount, then the Party that is not the Responsible Party shall pay the Responsible Party such excess within 30 business days of receipt of written notice from the Responsible Party setting forth in reasonably sufficient detail the calculation of such final determination. If the estimated amount exceeds the amount determined to be the amount due, then the Responsible Party shall provide the Party that is not the Responsible Party (i) written notice setting forth in reasonably sufficient detail the calculation of such final determination and (ii) payment of such excess amount, in each case within 15 business days of its prompt final determination.

(c)           With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of 30 business days prior to the Due Date for such payment and 30 business days after the receipt of such notice.

3.8           Amended Returns and Carrybacks.

(a)           SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed any request for an Adjustment or any amended Tax Return for any Pre-Distribution Period without the prior written consent of Parent, such consent to be exercised in Parent’s sole and absolute discretion; provided that, if requested by Parent in its sole and absolute discretion, SpinCo shall file, or cause to be filed, a request for an Adjustment or an amended Tax Return, and shall, to the extent permitted by applicable Law, amend any financial account or statement to the extent necessary to effectuate such Adjustment or amended Tax Return, to claim a Refund to which Parent is entitled pursuant to this Agreement. Parent shall be entitled to determine whether to file or allow to be filed any request for an Adjustment or any amended Joint Return.

(b)           SpinCo shall not, and shall cause each member of the SpinCo Group not to, without the prior written consent of Parent, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, including by filing a claim for a refund or making any other filing with any Taxing Authority with respect to such carryback, such consent to be exercised in Parent’s sole and absolute discretion. To the extent requested in writing by Parent, in Parent’s sole and absolute discretion, SpinCo shall, and shall cause each member of the SpinCo Group to, make any available requested elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(c)           Receipt of consent by SpinCo or a member of the SpinCo Group from Parent pursuant to the provisions of this Section 3.8 shall not limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

3.9           Apportionment of Earnings & Profits and Tax Attributes. Parent shall advise SpinCo in writing of the amount (if any) of any Tax Attributes which Parent determines shall be allocated or apportioned to the SpinCo Group under applicable Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo shall not dispute Parent’s determination of Tax Attributes. Parent shall provide (or otherwise make available) to SpinCo documentation maintained or prepared by Parent to support such Tax Attributes, provided that, for the avoidance of doubt, Parent shall not be required, to comply with this Section 3.9, to create or cause to be created any books and records or reports or other documents based thereon (including “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

3.10         Gain Recognition Agreements. SpinCo will not take any action (including the sale or disposition of any stock, securities, or other assets), or permit its Affiliates to take any such action, and SpinCo will not fail to take any action, or permit its Affiliates to fail to take any action, that would cause Parent or any of its Affiliates or SpinCo or any of its Affiliates to recognize gain under any Gain Recognition Agreement, including those listed on Schedule D.

Article IV – INTENDED TAX TREATMENT OF THE DISTRIBUTION

4.1           Representations and Warranties.

(a)           SpinCo hereby represents and warrants that (i) it has examined the Tax Opinion, the Representation Letters and any other materials delivered or deliverable in connection with the issuance of the rendering of the Tax Opinion, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct and complete in all material respects. SpinCo hereby confirms and agrees to comply, and to cause the other members of the SpinCo Group to comply, with any and all covenants and agreements in the Tax Materials applicable to SpinCo or any member of the SpinCo Group or the SpinCo Business.

(b)           SpinCo represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Transactions to be other than the Intended Tax Treatment.

(c)           SpinCo represents and warrants that it has no plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.

4.2           Restrictions Relating to the Distribution.

(a)           SpinCo shall not, and shall not permit any member of the SpinCo Group to, take or fail to take: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action that constitutes a SpinCo Disqualifying Action.

(b)           During the Restricted Period, SpinCo:

(i)           shall (and shall cause each SpinCo Group member whose Active Business is identified on Schedule E to) continue and cause to be continued and not approve or allow, or enter into any agreement, understanding or arrangement with respect to, the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in or sale of the material assets of, any Active Business, other than sales in the ordinary course of business;

(ii)          shall not voluntarily dissolve or liquidate or partially liquidate itself, approve or allow any liquidation, or partial liquidation of any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes), or enter into any agreement, understanding or arrangement with respect to the foregoing, other than, in the case of any of its Affiliates, into any other Affiliate that is a member of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code;

(iii)         shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right or ability to prevent or prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), issue a new class of non-voting stock, or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its Capital Stock (including through the conversion of any Capital Stock into another class of Capital Stock), (4) (A) merge or consolidate with any other Person or (B) allow any of its Affiliates to merge or consolidate with any other Person other than any other Affiliate that is a member of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) that in the aggregate would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a 40% or greater interest in SpinCo or would reasonably be expected to result in a failure to preserve, achieve or maintain the Intended Tax Treatment, or enter into any agreement, understanding or arrangement with respect to any of the foregoing;

(iv)         shall not and shall not permit any member of the SpinCo Group, to sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) assets (including any shares of Capital Stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of SpinCo or the SpinCo Group, or enter into (or permit any member of the SpinCo Group to enter into) any agreement, understanding or arrangement with respect to the foregoing. The foregoing sentence shall not apply to (1) sales, transfers or dispositions of assets in the ordinary course of business or to members of the SpinCo “separate affiliated group” as defined in Section 355(b)(3)(B) of the Code, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv) a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary;

(v)          shall, if any member of the SpinCo Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 30% instead of 40% (a “Section 4.2(b)(v) Acquisition Transaction”) or, to the extent SpinCo has the right or ability to prevent or prohibit any Section 4.2(b)(v) Acquisition Transaction, proposes to permit any Section 4.2(b)(v) Acquisition Transaction to occur, in each case, provide Parent, no later than 10 business days following the signing of any written agreement with respect to the Section 4.2(b)(v) Acquisition Transaction, a written description of such transaction (including the type and amount of stock of SpinCo to be issued in such transaction) and a certificate of the board of directors of SpinCo to the effect that the Section 4.2(b)(v) Acquisition Transaction is not a Proposed Acquisition Transaction;

(vi)         shall not cause or permit (A) any member of the SpinCo Group identified on Schedule C as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(b) of the Code) in any Transaction other than the Distribution to take any action or enter into any transaction described in Section 4.2(b)(ii), in clauses (2), (3), (4) or (5) of Section 4.2(b)(iii) or in Section 4.2(b)(iv) (in each case, substituting references therein to “SpinCo”, the “SpinCo Group” and “SpinCo Capital Stock” with references to the relevant corporation, the relevant corporation and its Subsidiaries and the Capital Stock of such corporation, respectively) or (B) any member of the SpinCo Group otherwise identified on Schedule C to entering into a transaction or take an action identified on Schedule C; and

(vii)        shall not take (or fail to take), or permit any other member of the SpinCo Group to take (or fail to take), any action, the commission (or omission) of which could reasonably be expected to result in a Tax treatment inconsistent with the Intended Tax Treatment.

(c)           Notwithstanding the restrictions imposed by Section 4.2(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if (i) SpinCo shall have requested that Parent obtain a private letter ruling (including a supplemental ruling, if applicable) from the IRS (a “Post-Distribution Ruling”) in accordance with Section 4.3(b) to the effect that such transaction will not affect the Intended Tax Treatment, and Parent shall have received such a Post-Distribution Ruling and shall have notified SpinCo in writing that Parent has determined that such Post-Distribution Ruling is in form and substance satisfactory to Parent in its sole and absolute discretion or (ii) both (A) SpinCo obtains an Unqualified Tax Opinion with respect thereto and (B) Parent notifies SpinCo in writing that Parent has determined that such Unqualified Tax Opinion is in form and substance satisfactory to Parent. Parent’s evaluation of a Post-Distribution Ruling or an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations and covenants made in connection with such ruling or opinion as well as any other factors, circumstances, considerations or concerns that Parent determines are relevant. SpinCo shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall, as set forth in Section 4.3(b), reimburse Parent for all reasonable out-of-pocket expenses that Parent or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion. None of the obtaining of a Post-Distribution Ruling, the delivery of an Unqualified Tax Opinion or Parent’s waiver of SpinCo’s obligation to deliver a Post-Distribution Ruling or an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

4.3           Additional Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)           If SpinCo determines that it desires to take one of the actions described in Section 4.2(b) (a “Notified Action”), then SpinCo shall notify Parent of this fact in writing.

(b)           Post-Distribution Rulings or Unqualified Tax Opinions at SpinCo’s Request. Unless Parent shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion, upon the reasonable request of SpinCo pursuant to Section 4.2(c)(i), Parent shall use commercially reasonable efforts in cooperating with SpinCo and in seeking to obtain, as expeditiously as possible, at Parent’s election at its sole discretion either a Post-Distribution Ruling from the IRS (and/or any other applicable Taxing Authority) or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action, subject in all respects to the provisions of Section 4.2. Notwithstanding the foregoing, Parent shall not be required to file or cooperate in the filing of any request for a Post-Distribution Ruling under this Section 4.3(b) unless (i) Parent elects to seek to obtain a Post-Distribution Ruling (and not an Unqualified Tax Opinion) pursuant to the first sentence of this Section 4.3(b) and (ii) SpinCo represents that (A) it has reviewed such request for a Post-Distribution Ruling, and (B) all statements, information and representations relating to any member of the SpinCo Group contained in such request for a Post-Distribution Ruling are (subject to any qualifications therein) true, correct and complete. SpinCo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SpinCo within 30 business days after receiving an invoice from Parent therefor.

(c)           Post-Distribution Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, SpinCo shall (and shall cause each Affiliate of SpinCo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Taxing Authority or a Tax Advisor. Parent shall reimburse SpinCo for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of SpinCo personnel, incurred by the Parent Group in connection with such cooperation within 30 business days after receiving an invoice from SpinCo therefor.

(d)           Parent shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only Parent shall be permitted to apply for a Post-Distribution Ruling. In connection with obtaining a Post-Distribution Ruling, Parent shall (A) keep SpinCo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) (1) reasonably in advance of the submission of any request for any Post-Distribution Ruling provide SpinCo with a draft copy thereof, (2) reasonably consider SpinCo comments on such draft copy, and (3) provide SpinCo with a final copy of such Post-Distribution Ruling; and (C) provide SpinCo with notice reasonably in advance of, and SpinCo shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Taxing Authority (subject to the approval of the IRS or such Taxing Authority) that relate to such Post-Distribution Ruling. Neither SpinCo nor any Affiliate of SpinCo directly or indirectly controlled by SpinCo shall seek any guidance from the IRS or any other Taxing Authority (whether written, oral or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).

(e)           Any Post-Distribution Ruling or Unqualified Tax Opinion obtained in accordance with Section 4.2(c) and Section 4.3 shall be deemed included in the definition of Tax Materials from and after the obtaining thereof for all purposes of this Agreement.

Article V – INDEMNITY OBLIGATIONS

5.1           Indemnity Obligations.

(a)           Parent shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for, (i) all liability for Taxes allocated to Parent pursuant to Article II, (ii) all Tax Related Costs and Expenses allocated to Parent pursuant to Section 6.6, (iii) all Taxes, Tax Related Costs and Expenses and Tax Related Losses (without duplication) to the extent arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the Parent Group pursuant to this Agreement and (iv) the amount of any Tax Benefit received by any member of the Parent Group that is allocated to SpinCo pursuant to Section 2.5(a).

(b)           Without regard to whether a Post-Distribution Ruling or an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything to the contrary in this Agreement, SpinCo shall indemnify and hold harmless Parent from and against, and will reimburse Parent for, (i) all liability for Taxes allocated to SpinCo pursuant to Article II, (ii) all Tax Related Costs and Expenses allocated to SpinCo pursuant to Section 6.6, (iii) all liability for Taxes, Tax Related Costs and Expenses and Tax Related Losses (without duplication) arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant or obligation of any member of the SpinCo Group pursuant to this Agreement, (iv) the amount of any Tax Refund received by any member of the SpinCo Group that is allocated to Parent pursuant to Section 2.5(a) and (v) any Distribution Taxes and Tax Related Losses attributable to a Prohibited Act, or otherwise attributable to a SpinCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied). To the extent that any Tax, Tax Related Costs and Expenses or Tax Related Loss is subject to indemnity pursuant to both Section 5.1(a) and Section 5.1(b), responsibility for such Tax, Tax Related Costs and Expenses or Tax Related Loss shall be shared by Parent and SpinCo according to relative fault as determined by Parent. The amount of any liability for Taxes that are indemnifiable pursuant to this Section 5.1(b)(iii) and (v) shall be determined by Parent without regard to any Tax Attributes of the Parent Group or the Parent Business.

5.2           Indemnification Payments.

(a)           Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax, Tax Related Costs and Expenses or Tax Related Loss that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax, Tax Related Costs and Expenses or Tax Related Loss and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee. The Indemnifying Party shall pay such amount, including any Tax Related Costs and Expenses or Tax Related Losses, to the Indemnitee no later than the later of (i) 30 business days prior to the Due Date for such payment to the applicable Taxing Authority or (ii) 30 business days after the receipt of notice from the other Party.

(b)           If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then no later than 30 business days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c)           If a Party incurs a Tax Liability as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Taxes), shall equal the amount of the payment which the Party receiving such payment would otherwise be entitled to receive.

5.3           Payment Mechanics.

(a)           All payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b)           In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

(c)           It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Ancillary Agreement, and this Agreement shall be construed accordingly.

5.4           Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement, pursuant to Article VI of the Separation Agreement or pursuant to indemnification obligations under Section 2 or Section 5 of the EMA shall be treated, to the extent permitted by Law, for all U.S. income tax purposes as either (a) a non-taxable contribution by Parent to SpinCo or (b) a distribution by SpinCo to Parent, and with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution.

Article VI – TAX CONTESTS

6.1           Notice. Each Party shall notify the other Party in writing (a) within 30 days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, or (ii) at least 10 days prior to any deadline to respond to any such communication from any Taxing Authority with respect to such a Tax Contest, whichever is earlier, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2           Separate Returns.

(a)           In the case of any Tax Contest with respect to any Separate Return other than a Separate Return in respect of a Straddle Period, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

(b)           In the case of any Tax Contest with respect to any Separate Return in respect of a Straddle Period, Parent shall have the responsibility and right to control the prosecution of such Tax Contest; provided that, Parent may elect that SpinCo be responsible for the conduct of such Tax Contest (or portion thereof), but, in such case, SpinCo may not take any position in such Tax Contest inconsistent with any position taken by Parent on a relevant U.S. federal Tax Return or Joint Return unless and until there has been a Final Determination that such latter position is not correct; provided, further, the other Party shall have the right to participate, at its own expense, and the controlling Party shall not have the right to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest without the consent of the other Party, not to be unreasonably withheld, delayed or conditioned.

6.3           Joint Return. In the case of any Tax Contest with respect to any Joint Return, Parent shall have the responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, (a) to the extent a portion of any such Tax Contest controlled by Parent relates to a Tax liability allocated to SpinCo pursuant to Schedule A, SpinCo shall have the right to be notified of any material written communication asserting a Tax liability for which the SpinCo Group could reasonably be expected to be liable hereunder, as determined by Parent, provided that Parent shall have the right to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such portion of the Tax Contest in its sole and absolute discretion, (b) to the extent a portion of any such Tax Contest controlled by SpinCo relates to a Tax liability allocated to Parent, Parent shall have the right to be notified of any material written communication asserting a Tax liability for which the Parent Group could reasonably be expected to be liable hereunder, as determined by Parent, Parent shall have the right to participate in such portion of such Tax Contest, and SpinCo shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such portion of the Tax Contest without the prior written consent of Parent, such consent to be exercised in Parent’s sole and absolute discretion and (c) to the extent a portion of any such Tax Contest controlled by Parent with respect to a Joint Return with respect to Non-U.S. Taxes relates to a matter which was customarily controlled by a member of the SpinCo Group, as determined by Parent, then Parent may elect that SpinCo shall be responsible for conduct of such portion of such Tax Contest and, notwithstanding anything to the contrary in Section 6.6, any expenses related thereto, including expenses relating to supporting transfer pricing analysis.

6.4           Transaction Related Tax Contests. Notwithstanding anything to the contrary in Section 6.2 or Section 6.3, in the case of any Transaction Related Tax Contest, Parent shall have the sole and absolute responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding anything to the contrary in Section 6.5, the final determination of the positions taken, including with respect to settlement or other disposition, in any Transaction Related Tax Contest (taking into account the proviso to the first sentence of this Section 6.4) shall be made by Parent and shall be final and not subject to the dispute resolution provisions of Section 9.1 or Section 9.2 of this Agreement or Section 11.02, Section 11.03 or Section 11.05 of the Separation Agreement.

6.5           Tax Contest Rights.

(a)           Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all material actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(b)           Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (i) the treatment of payments between the Parent Group and the SpinCo Group as set forth in Section 5.4, (ii) the Tax Materials or (iii) the Intended Tax Treatment.

6.6           Costs and Expenses. Except to the extent provided otherwise in this Agreement, the Party to which the Tax liability related to a Tax Contest is (or would be) allocated, as determined by Parent, shall be responsible for all Tax Related Costs and Expenses incurred in connection with such Tax Contest, regardless of which Party is responsible for the conduct of such Tax Contest; provided that in the event such Tax liability is allocated to both Parties, such Tax Related Costs and Expenses shall be allocated to the Parties in such manner as the Parent determines.

Article VII – COOPERATION

7.1           General.

(a)           Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest (including, for the avoidance of doubt, providing assistance to respond to information requests from any Taxing Authority), and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement or otherwise relating to the SpinCo Business for any Pre-Distribution Period and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Party and its respective Affiliates as provided in this Article VII and Article VIII. Each Party shall make its employees, advisors and facilities available, subject to Section 6.7 without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party. The Parties shall use commercially reasonable efforts to provide any information or documentation requested by the other Party in a manner that permits the other Party (or its Affiliates) to comply with Tax Return filing deadlines or other applicable timing requirements.

(b)           Any information or documents provided under this Section 7.1 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest. Notwithstanding any other provision of this Agreement or any other agreement, (i) no Party or any of its Affiliates shall be required to provide another Party or any Affiliate thereof or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that reasonably relate to the Taxes (including any Taxes for which the first Party is liable under this Agreement), business or assets of the first Party or any of its Affiliates or are necessary to prepare Tax Returns for which the first Party is responsible for preparing the applicable Tax Return in accordance with the terms of this Agreement, (ii) in no event shall any Party or its Affiliates be required to provide another Party, any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) for the avoidance of doubt, Section 7.08 of the Separation Agreement shall apply with respect to matters of Privilege. In addition, in the event that a Party determines that the provision of any information to another Party or any of its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the first Party shall use reasonable best efforts to permit compliance with its obligations under this Section 7.1 in a manner that avoids any such harm or consequence.

7.2           Return Information. SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 7.1 or this Section 7.2. Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns. Any information or documents a Party responsible for preparing a Tax Return in accordance with the terms of this Agreement requires to prepare such Tax Returns shall be provided in such form as such Party reasonably requests and in sufficient time for such Party to prepare such Tax Returns on a timely basis.

Article VIII – RETENTION OF RECORDS; ACCESS

8.1           Retention of Records. Until the later of (i) 60 days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Parent Group or the SpinCo Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. Each Party will notify the other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the Tax Records must be retained.

8.2           Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

Article IX – DISPUTE RESOLUTION

9.1           Tax Disputes. Subject to Section 9.3, Section 9.4 and Section 9.5, this Section 9.1 shall govern the resolution of any dispute between the Parties as to any matter covered by this Agreement that primarily relates to the interpretation of Tax Law, as determined by Parent (a “Tax Advisor Dispute”). The Party raising the Tax Advisor Dispute shall give written notice of the Tax Advisor Dispute (a “Tax Advisor Dispute Notice”), and the tax directors of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties shall negotiate for a reasonable period of time to settle such Tax Advisor Dispute; provided that, such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed 30 days (the “Negotiation Period”) from the time of receipt of the Tax Advisor Dispute Notice; provided, further, that (x) the Parties shall not assert the defenses of statute of limitations, laches or any other defense, in each such case based on the passage of time during the Negotiation Period, and (y) any contractual time period or deadline under this Agreement relating to such Tax Advisor Dispute occurring after the Tax Advisor Dispute Notice is received shall not be deemed to have passed until the procedures described in this Section 9.1 have been resolved. If the Tax Advisor Dispute has not been resolved for any reason after the Negotiation Period, Parent shall, in its sole and absolute discretion, appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the Tax Advisor Dispute based solely on representations made by Parent, SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all Tax Advisor Disputes no later than 30 days after the submission of such Tax Advisor Dispute to the Accounting Firm, but in no event later than the Due Date of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all Tax Advisor Dispute in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Parent and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties, and the parties agree to waive any objection to the naming of the Accounting Firm or the determination of the Accounting Firm based on actual or alleged conflicts of interest.

9.2           Legal Disputes. Subject to Section 9.1, Section 9.3, Section 9.4 and Section 9.5, in the event of any claim, controversy, demand or request for relief of any kind arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of or related to this Agreement (a “Dispute”), then the Party raising the Dispute shall give written notice of the Dispute, and the Parties shall work together in good faith to resolve any such Dispute within 30 days of such notice. If any Dispute is not so resolved, then a senior executive of each Party shall, in good faith, attempt to resolve any such Dispute within the following 30 days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such Dispute, the Dispute shall be resolved in accordance with the procedures contained in Section 11.03, Section 11.04 and Section 11.05 of the Separation Agreement.

9.3           Injunctive Relief. Nothing in this Article IX shall prevent Parent from seeking injunctive relief to enforce the procedures provided for in Section 9.1 if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Accounting Firm could result in serious and irreparable injury to Parent. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), Parent and SpinCo are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through Parent or SpinCo, as applicable, as provided in this Article IX.

9.4           Specific Performance. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of Section 4.1(a), Section 4.2(a) or Section 4.2(b) by SpinCo, Parent shall have the right, without first pursuing the procedures provided for in Section 9.1 and Section 9.2, to specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. SpinCo shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. SpinCo agrees that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss, and waives any defense in any action by Parent for specific performance that a remedy at Law would be adequate. SpinCo also waives any requirements that Parent secure or post any bond or similar security with respect to such remedy.

9.5           Venue for Injunctive Relief and Specific Performance Claims by Parent. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement (or any Ancillary Agreement), Parent may bring any claim for specific performance, declaratory relief and injunctive or other equitable relief (on a permanent, emergency, temporary, preliminary or interim basis) under Section 9.3 or Section 9.4 of this Agreement (a “Chosen Court Claim”) either (a) pursuant to the procedures contained in Section 11.03, Section 11.04 and Section 11.05 of the Separation Agreement or (b) at Parent’s sole and absolute discretion, in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) (the “Chosen Courts”). SpinCo irrevocably consents and agrees to the jurisdiction, forum and venue of the Chosen Courts for a Chosen Court Claim, and agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of the Chosen Courts, that the venue is improper, that the forum is inconvenient, that the Chosen Court Claim should instead be arbitrated by agreement of Parent or operation of law, or any similar objection, claim or argument.

Article X – MISCELLANEOUS PROVISIONS

10.1         Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter hereof.

10.2         Specified Matters. Notwithstanding anything to the contrary in this Agreement, the matters specified in Schedule A shall in addition be subject to the provisions of Schedule A, which shall govern in the event of any conflict between the provisions of Schedule A and any provision in this Agreement.

10.3         Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.4         Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

10.5         Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

10.6         Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

10.7         Governing Law. This Agreement and any disputes relating to, arising out of or resulting from this Agreement, including to its execution, performance, or enforcement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or of any jurisdiction.

10.8         Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, if any Party to this Agreement (or any of its successors or permitted assigns) (a) shall enter into a consolidation or merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets or (b) shall transfer all or substantially all of such Party’s assets to any Person, then, in each such case, the assigning Party (or its successors or permitted assigns, as applicable) shall ensure that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party shall not be required to seek consent, but shall provide written notice and evidence of such assignment, assumption or succession to the non-assigning Party. No assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

10.9         Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, such other instruments and documents, and take or do, or cause to be taken or done, all such other actions and all things reasonably necessary, proper or advisable under applicable Laws and agreements to effectuate the provisions and purposes of this Agreement and to consummate and make effective the transactions contemplated hereby.

10.10       Survival. Notwithstanding anything to the contrary in this Agreement, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.11       Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances, or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such arbitrator or court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

10.12       Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party. Any decision by any Party to waive or to not waive any provision of this Agreement is in such Party’s sole and absolute discretion.

10.13       Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14       Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

10.15       Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide services and honor all other commitments under this Agreement, each other Ancillary Agreement and the Separation Agreement during the course of dispute resolution pursuant to the provisions of Article IX with respect to all matters not subject to such dispute resolution.

10.16       Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to Parent, to:

BorgWarner Inc.

3850 Hamlin Road

Auburn Hills, MI 48326

Attn:	Tonit M. Calaway

Email:	[***]

and with a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attn:	Patrick G. Quick
Mark T. Plichta
Email:	[***]
[***]

If to SpinCo, to:

PHINIA Inc.

3000 University Drive

Auburn Hills, MI 48326

Attn:	Robert Boyle

Email:	[***]

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect any other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

10.17       Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in this Agreement but not otherwise defined therein shall have the meaning as defined in the Separation Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein, including in Section 10.12). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. References herein to any Law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder. Any determination contemplated by this Agreement to be made by Parent shall be made by Parent in its sole and absolute discretion. Except as expressly set forth in this Agreement, the Parties (or their respective Group members) shall make, or cause to be made, any payment that is required to be made pursuant to this Agreement as promptly as practicable and without regard to any local currency constraints or similar restrictions. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

10.18       Effectiveness. This Agreement shall become effective only upon the Distribution Date.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BORGWARNER INC.

By:	/s/Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary

PHINIA INC.

By:	/s/Brady D. Ericson
Name: Brady D. Ericson
Title: President and Chief Executive Officer